Exhibit (a)(1)(iii)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

AMKOR TECHNOLOGY, INC.

OFFER TO EXCHANGE

ANY AND ALL OF ITS OUTSTANDING

6.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

(CUSIP No. 031652AZ3)

INTO SHARES OF AMKOR TECHNOLOGY, INC. COMMON STOCK

Pursuant to the Offering Circular dated May 15, 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 14, 2013 (THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER TERMINATED BY AMKOR. IN ORDER TO BE ELIGIBLE TO RECEIVE THE CASH AND SHARES OF COMMON STOCK OFFERED UPON TENDER OF THE NOTES PURSUANT TO THE EXCHANGE OFFER, HOLDERS OF NOTES MUST TENDER AND NOT WITHDRAW THEIR NOTES BEFORE 5:00 P.M., NEW YORK CITY TIME ON JUNE 14, 2013, UNLESS EXTENDED.

NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (AS IT MAY BE EXTENDED OR EARLIER TERMINATED).

To The Depository Trust Company Participants:

Amkor Technology, Inc., a Delaware corporation (“Amkor” or the “Company”) is offering to exchange any and all of its outstanding 6.00% Convertible Senior Subordinated Notes due 2014 (the “notes”) for cash and shares of Amkor’s common stock, par value $0.001 per share (“common stock”), upon the terms and subject to the conditions set forth in the offering circular (the “offering circular”) and the accompanying letter of transmittal (the “letter of transmittal”) to holders (“holders”) who elect to exchange their notes. We are enclosing herewith the documents listed below relating to the offer (the “exchange offer”). Certain terms used but not defined herein have the meanings ascribed to them in the offering circular.

The consideration in the exchange offer for each $1,000 principal amount of notes validly tendered and accepted for exchange is:

•	330.6332 shares of common stock; plus

•	a cash payment of $49.33 (the “cash premium”); plus

•

accrued and unpaid interest from the most recent interest payment date for the notes to, but excluding, the settlement date, which amount is expected to be approximately $10.67, payable in cash (the “accrued and unpaid interest”).

Only notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange.

Amkor is requesting that you contact your clients for whom you hold notes through your account with The Depository Trust Company (“DTC”) regarding the exchange offer. For your information and for forwarding to your clients for whom you hold notes through your DTC account, enclosed herewith are copies of the following documents:

1.	the offering circular;

2.	a letter of transmittal (together with accompanying Form W-9); and

3.	a letter that may be sent to your clients for whose accounts you hold notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer.

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the expiration date, unless extended or earlier terminated. The exchange offer is subject to certain conditions. Please see the section of the offering circular entitled “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

To participate in the exchange offer, a duly executed and properly completed letter of transmittal (or facsimile thereof or agent’s message through the automated tender offer program of DTC in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the exchange agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the letter of transmittal and the offering circular.

Amkor will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the exchange agent and the information agent) in connection with the solicitation of tenders of the notes pursuant to the exchange offer. Amkor will not pay or cause to be paid any transfer taxes payable on the transfer of the notes to Amkor, except as otherwise provided in Instruction 8 of the enclosed letter of transmittal.

Additional copies of the enclosed materials may be obtained from the information agent by calling Global Bondholder Services Corporation at (212) 430-3774 (Toll free (866) 470-4500).

Very truly yours,

AMKOR TECHNOLOGY, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF AMKOR, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE ACCOMPANYING LETTER OF TRANSMITTAL.